Exhibit 99.1

Towerstream announces reduction in debt by $5 million

Transaction improves Company’s capital structure and strengthens balance sheet.

MIDDLETOWN, R.I., November 10, 2016 (GLOBE NEWSWIRE) -- Towerstream Corporation (TWER) (the “Company”), a leading fixed-wireless fiber alternative company, announced today the reduction of $5.0 million of long-term debt which has been exchanged for Series D Preferred Stock. This action reduces the Company’s total long term debt by $5 million to $33.4 million. In addition, the Company’s cash balance remains at approximately $12 million. This action improves the Company's capital structure, strengthens its balance sheet, and demonstrates the investor’s confidence in its business plan.

Management Comment

“We are pleased to have been able to improve our capital structure by exchanging a portion of our outstanding debt. This action enhances our shareholder’s equity and is a further step towards satisfaction of our NASDAQ continued listing requirements,” stated Philip Urso, Chief Executive Officer. “Debt reduction continues to be our priority as we execute our plan."

About Towerstream Corporation

Towerstream Corporation (TWER) is a leading Fixed-Wireless Fiber Alternative company delivering high-speed Internet access to businesses. The Company offers broadband services in 12 urban markets including New York City, Boston, Los Angeles, Chicago, Philadelphia, the San Francisco Bay area, Miami, Seattle, Dallas-Fort Worth, Houston, Las Vegas-Reno, and the greater Providence area.

Safe Harbor

Certain statements contained in this press release are “forward-looking statements” within the meaning of applicable federal securities laws, including, without limitation, anything relating or referring to future financial results and plans for future business development activities, and are thus prospective. Forward-looking statements are inherently subject to risks and uncertainties, some of which cannot be predicted or quantified based on current expectations. Such risks and uncertainties include, without limitation, the risks and uncertainties set forth from time to time in reports filed by the Company with the Securities and Exchange Commission. Although the Company believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such expectations will prove to be correct. Consequently, future events and actual results could differ materially from those set forth in, contemplated by, or underlying the forward-looking statements contained herein. The Company undertakes no obligation to correct or update any forward-looking statements, whether as a result of new information, future events or otherwise.

Investor Contact

Terry McGovern

Vision Advisors

415-902-3001

mcgovern@visionadvisors.net